Exhibit 99.1

EMERGENT GROUP INC. ANNOUNCES A 50 PERCENT INCREASE IN ANNUAL DIVIDEND TO $0.30 PER SHARE

SUN VALLEY, Calif., December 18, 2007 (PRIMENEWSWIRE) - Emergent Group Inc. (OTC BB:EMGP), a leading provider of mobile medical lasers and surgical equipment, today announced that the Board of Directors declared an annual dividend of $0.30 per share.  The dividend will be paid to shareholders of record on December 28, 2007 and payable on January 9, 2008.

Bruce J. Haber, Emergent Chairman and CEO, said, “This dividend is an increase of 50% above the dividend the Company paid last year and triple the dividend we paid in 2005.”  Mr. Haber added, “The dividend increase reflects the extremely strong cash generation and financial performance of Emergent Group in 2007.   This increased dividend is an indication of the Board’s confidence in the Company and our continuing desire to reward stockholders and enhance the value of the Company’s shares.”

Mr. Haber remarked that, “The Company competes in a vital and fast growing marketplace providing modern medical equipment to hospitals and physicians.  The recent transition to a newer and more profitable BPH laser technology, along with our other products, provide the Company with an advanced platform to continue long term growth well in excess of the industry.  Emergent also has excellent opportunities for financial growth as we add new product lines and expand our geographic penetration.”

About Emergent Group Inc.

Emergent Group Inc. through its wholly owned subsidiary, PRI Medical Technologies, Inc. (“PRI Medical”) provides mobile laser and surgical equipment on a per procedure basis to hospitals, out-patient surgery centers, and physicians' offices.  Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly.  PRI Medical currently offers its services in California, Nevada, Colorado, Utah, Arizona. For product and other information, visit PRI Medical’s website, http://www.primedical.net.

Forward-Looking Statements:

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934.  Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-KSB and subsequently filed SEC reports.  There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Investor Contact:                        Bruce J. Haber (914) 235-5550, x12
e-mail:                                           bhaber@primedical.net